Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-207389, No. 333-217116 and No. 333-218904) of Banco Santander, S.A. of our report dated March 28, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20‑F.

/s/ PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain

March 28, 2018